Exhibit 99.2

Press Release	AIG Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Leah Gerstner (Media): leah.gerstner@aig.com

AIG ANNOUNCES SALE OF A 20% OWNERSHIP

STAKE OF COREBRIDGE TO NIPPON LIFE

NEW YORK – May 16, 2024 – AIG today announced that it has reached an agreement to sell approximately 120 million shares of its Corebridge common stock to Nippon Life Insurance Company (Nippon Life) for $31.47 per share, for an aggregate purchase price of $3.8 billion. The shares represent 20% of the outstanding shares of Corebridge at signing. Under the terms of the transaction, AIG has agreed to maintain a 9.9% ownership stake in Corebridge for two years after the closing.

“Nippon Life is well known in the financial services industry for its leadership in the Japanese insurance market and is globally recognized for its strong performance and corporate reputation. We are pleased to have Nippon Life become a strategic partner to Corebridge and believe that they will add meaningful value as an investor,” said Peter Zaffino, Chairman and CEO of AIG. “I have significant respect for President Shimizu and admire his visionary leadership of Nippon Life, which is well known for its impressive capabilities and the high quality of services and benefits it provides to 15 million clients.”

This sale is expected to close by the first quarter of 2025, subject to satisfaction of customary closing conditions, including required regulatory approvals.

Wachtell, Lipton, Rosen & Katz acted as legal counsel, and J.P. Morgan Securities LLC acted as financial advisor for AIG.

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Forward Looking Statements

Certain statements in this press release and any related oral statements may constitute forward-looking statements. These statements are not historical facts but instead represent only the relevant party’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside the relevant party’s control. It is possible that the transaction will not be completed within the expected timeframes or at all, or that the transaction will take a materially different form from those contemplated by these statements. Each party referenced in this press release only assumes responsibility for its statements and does not affirm or otherwise adopt the statements of any other party.

About AIG

American International Group, Inc. (NYSE: AIG) is a leading global insurance organization. AIG provides insurance solutions that help businesses and individuals in approximately 190 countries and jurisdictions protect their assets and manage risks through AIG operations and network partners. For additional information, visit www.aig.com. This website with additional information about AIG has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

About Corebridge Financial

Corebridge Financial, Inc. makes it possible for more people to take action in their financial lives. With more than $390 billion in assets under management and administration as of March 31, 2024, Corebridge Financial is one of the largest providers of retirement solutions and insurance products in the United States. We proudly partner with financial professionals and institutions to help individuals plan, save for and achieve secure financial futures. For more information, visit corebridgefinancial.com and follow us on LinkedIn and YouTube. These references with additional information about Corebridge have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

About Nippon Life Insurance Company

Nippon Life Insurance Company is Japan’s leading private life insurer, founded in 1889. It is part of the Nippon Life Group which operates in the Asia-Pacific region and globally through its core life insurance and asset management businesses.

Nippon Life Group aims to provide peace of mind through its wide range of products and services and has life insurance at its core. Through its various businesses, Nippon Life aims to enhance both policyholders’ interests and the social value of the Nippon Life Group as a whole. Nippon Life will continue to enhance its business in the domestic market, which is expected to continue to show stable growth, while also pursuing its overseas strategy to secure increased growth opportunities. For more information, visit Nippon Life’s global website www.nissay.co.jp/global/. Please note that this website has been provided for reference purposes and the information contained on this website does not constitute a part of this press release.